Exhibit 99.1

Hawthorn Bancshares Reports 2012 Financial Results

JEFFERSON CITY, Mo., April 1, 2013 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), today reported financial results for the Company for the year ended December 31, 2012.

The Company reported net income available to common shareholders of $2.8 million for 2012 compared to $2.9 million for 2011. Despite a slightly lower net profit, income available to shareholders improved for 2012 to $1.0 million from $0.9 million for 2011 due to lower preferred dividends related to a $12 million reduction in the U.S. Treasury’s Capital Purchase Program (commonly called TARP). Preferred dividends and discount accretion totaled $1.8 million for 2012 compared to $2.0 million for 2011. On a per share basis, Hawthorn earned a net profit of $0.21 per common share for 2012 compared to $0.18 for 2011.

Commenting on the Company’s performance, Chairman & CEO David T. Turner said “Hawthorn is recovering, albeit slowly as income levels, while profitable, have not returned to pre-recessionary levels. Hawthorn’s core earnings are strong and our net interest margin, although declining, continues to fair well compared to the banking sector in general. However, the elevated volume of non-performing assets continues to offset Hawthorn’s solid core earnings.”

Operating Results
Net Interest Income
Net interest income declined $1.4 million for 2012 due to a drop in Hawthorn’s net interest margin from 3.92% for 2011 to 3.83% for 2012. The change was attributed to a lower earning asset yield while the volume of earning assets remained relatively stable.

Non-Interest Income and Expense
Non-interest income totaled $9.7 million for 2012, compared to $9.2 million for 2011. The increase was primarily the result of a $1.0 million increase in gains on sales of mortgage loans due to higher real estate refinancing activity experienced during 2012 which was partially offset by a $0.5 million decrease in real estate servicing income related to changes in the fair value of mortgage servicing rights. Non-interest expense for 2012 was $38.7 million compared to $36.8 million for 2011. The largest contributors to the increase were salary and benefit expenses related to opening a lending center in Liberty, Missouri and acquiring additional support staff. Included in 2012’s non-interest expense were costs incurred to maintain foreclosed properties of $2.3 million and a $0.7 million net expense provision for other real estate owned. Related expenses for 2011 were $1.3 million to carry foreclosed assets and a net expense provision of $1.3 million. During 2012, Hawthorn experienced a rebound in real estate values as evidenced by a $3.9 million reversal of a valuation allowance included in the aforementioned $0.7 million net expense provision.

Loan-Loss Reserve
Hawthorn’s level of non-performing loans was 4.65% of total loans at December 31, 2012, down from 6.37% at December 31, 2011. During the year, net charge-offs were $7.9 million compared to $12.3 million for 2011 while the expense provision for loan losses was $8.9 million for 2012 and $11.5 million for 2011. The allowance for loan losses at December 31, 2012 was $14.8 million, or 1.75% of outstanding loans and 37.7% of non-performing loans. At December 31, 2011, the allowance for loan losses was $13.8 million, or 1.64% of outstanding loans and 25.7% of non-performing loans. Management believes based on detailed analysis of the loan portfolio and the value of any associated collateral that the allowance for loan losses at December 31, 2012 is adequate to cover probable losses in nonperforming loans.

Regarding asset quality, Chairman & CEO Turner said “Hawthorn has experienced a $14.3 million reduction in non-performing loans since December 31, 2011; however, the reduction has been partially offset by a $7.4 million net increase in real estate acquired via foreclosure. Management continues to work diligently to resolve credit issues in a timely manner as evidenced by the volume of foreclosures and gross loan charge-offs realized during 2012. Loans taken into foreclosure during 2012 totaled $16.9 million and gross charge-offs were $8.8 million during the same period. Comparatively, transfers to other real estate during 2011 totaled $10.9 million and gross charge-offs were $13.2 million.”

Financial Condition
Total assets of $1.2 billion remained relatively unchanged as of December 31, 2012, compared to 2011. Loans, net of allowance for loan losses, were also relatively unchanged at $832.1 million. Investment securities decreased 6.3% to $200.2 million due to payout of normal maturities within the portfolio. Total deposits increased 3.5% to $991.3 million. Common equity capital remained relatively unchanged at $74.2 million. At 16.83% and 13.58% of total risk weighted assets, total risk based and tier 1 capital ratios far exceed regulatory requirements of 8% and 4%, respectively.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	December 31, 2012	December 31, 2011

Loans, net of allowance for loan losses	$832,142	$829,121
Investment securities	200,246	213,806
Total assets	1,181,606	1,171,161
Deposits	991,275	958,224
Common stockholders’ equity	74,243	73,258
Total stockholders’ equity	92,220	102,576
	Year Ended	Year Ended
Income statements:	December 31, 2012	December 31, 2011

Total interest income	$49,114	$53,468
Total interest expense	7,905	10,853

Net interest income	41,209	42,615
Provision for loan losses	8,900	11,523
Noninterest income	9,700	9,200
Investment securities gains, net	26	0
Noninterest expense	38,667	36,844

Pre-tax income	3,368	3,448
Income taxes	546	591

Net income	2,822	2,857
Preferred stock dividends	1,784	1,989

Net income available to common shareholders	1,038	868

Key financial ratios:	December 31, 2012	December 31, 2011

Return on average assets	0.24%	0.24%
Return on average common equity	1.40%	1.15%
Allowance for loan losses to total loans	1.75%	1.64%
Nonperforming loans to total loans	4.65%	6.37%
Nonperforming assets to loans and foreclosed assets	7.23%	8.11%
Allowance for loan losses to nonperforming loans	37.70%	25.73%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.